For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports Improved Core Earnings
and Strong Loan Growth

Billings, MT - October 26, 2015 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports third quarter 2015 net income of $20.2 million, or $0.44 per share. This compares to net income of $22.2 million, or $0.49 per share, during second quarter 2015, and $19.2 million, or $0.42 per share, during third quarter 2014. During third quarter 2015, the Company recorded non-core expenses of $5.6 million, including $5.0 million of legal and settlement expenses and $566 thousand of acquisition costs. Exclusive of non-core expenses, third quarter 2015 core net income was $23.6 million, or $0.52 per share, as compared to $22.2 million, or $0.49 per share, during second quarter 2015, and $22.3 million, or $0.49 per share, during third quarter 2014.

THIRD QUARTER HIGHLIGHTS

•	Core pre-tax, pre-provision net income of $36.9 million, a 5.2% increase over the prior quarter and a 6.7% increase from the same period in the prior year.

•	Organic loan growth of 5.9% year-over-year, total loan growth of 6.6% year-over-year.

•	Loan to deposit ratio of 73.6% as of September 30, 2015, compared to 69.8% a year ago.

•	Net interest margin ratio of 3.47% was unchanged from the prior quarter.

•	Improvement in non-performing assets, which declined to 0.90% of total assets as of September 30, 2015, as compared to 1.01% of total assets as of June 30, 2015.

•	Successful completion of the acquisition of Absarokee Bancorporation, Inc. and integration of United Bank operations into First Interstate Bank.

“We delivered a strong performance in the third quarter with positive trends across most areas of the Company,” said Kevin Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Our loan growth was solid across most of the major portfolios. We had strong deposit inflows, good expense management and further improvement in asset quality. As a result, we generated a 7% increase in core pre-tax, pre-provision income compared to the third quarter of 2014," Riley continued. "We also had a smooth integration of United Bank’s operations and we are realizing the synergies we projected for this acquisition. We are continuing to see good loan demand entering the fourth quarter, which should help us to deliver future strong performance for our shareholders,” said Riley.

DIVIDEND DECLARATION

On October 6, 2015, the Executive Committee of the Company's Board of Directors declared a dividend of $0.20 per common share payable on November 13, 2015 to shareholders of record as of November 2, 2015. This dividend equates to a 2.9% annual yield based on the $27.41 average closing price of the Company's common stock during third quarter 2015.

ACQUISITION

On March 26, 2015, the Company entered into an agreement and plan of merger to acquire all of the outstanding stock of Absarokee Bancorporation, Inc. ("Absarokee"), a Montana-based bank holding company that operated one subsidiary bank, United Bank, with branches located in three Montana communities adjacent to the Company's existing market areas. The acquisition was completed on July 24, 2015 for cash consideration of $7.2 million. Immediately subsequent to the acquisition, United Bank was merged with and into the Company's existing bank subsidiary, First Interstate Bank. As of the date of the acquisition, Absarokee had total assets of $73 million, loans of $38 million and deposits of $64 million.

RESULTS OF OPERATIONS

Net Interest Income. The Company's net interest income, on a fully taxable equivalent basis, increased $1.0 million to $67.4 million during third quarter 2015, as compared to $66.4 million during second quarter 2015, primarily due to the combined impact of one additional accrual day during the third quarter, loan growth and a shift in the mix of interest earning assets from lower yielding investment securities to higher yielding loans.

The yield on average loans decreased 6 basis points to 4.83% during the third quarter of 2015, as compared to 4.89% during second quarter 2015, partially due to quarter-over-quarter reductions in recoveries of charged-off interest and interest accretion related to the early pay-off of acquired loans. The impact of the reduction in loan yield was more than offset by a 3.0% increase in average loans outstanding during third quarter 2015, as compared to second quarter 2015. Interest accretion related to the fair valuation of acquired loans contributed $1.4 million of interest income during third quarter 2015, of which $307 thousand was related to early payoffs. This compares to interest accretion of $1.6 million of interest income during second quarter 2015, of which $470 thousand was related to early payoffs. Recoveries of charged-off loan interest were $679 during third quarter 2015, as compared to $753 during second quarter 2015.

The Company's net interest margin ratio remained stable at 3.47% during the second and third quarters of 2015. Exclusive of the accelerated interest accretion related to early payoffs of acquired loans and the impact of recoveries of charged-off interest, the Company's net interest margin ratio increased 2 basis points to 3.42% during third quarter 2015, as compared to 3.40% during second quarter 2015, due to a shift in the mix of interest earning assets from lower yielding investment securities to higher yielding loans.

Non-Interest Income. Non-interest income decreased $1.3 million, or 4.1%, to $30.5 million during third quarter 2015, as compared to $31.8 million during second quarter 2015, primarily due to decreases in other income and income from the origination and sale of mortgage loans.

Other income decreased $1.0 million, or 36.8%, to $1.8 million during third quarter 2015, as compared to $2.8 million during second quarter 2015. Included in second quarter 2015 other income was a one-time gain of $863 thousand on the sale of land. In addition, reductions in deferred compensation plan returns also contributed to the decrease in other income during third quarter 2015, as compared to second quarter 2015.

Income from the origination and sale of loans decreased $819 thousand, or 9.3%, to $8.0 million during third quarter 2015, as compared to $8.8 million during second quarter 2015. Included in second quarter 2015 results was a $410 thousand gain on the sale of seasoned portfolio loans. Refinancing loans accounted for approximately 26% of the Company's loan production during third quarter 2015, as compared to 35% during second quarter 2015.

Partially offsetting decreases in other income and income from the origination and sale of loans were increases in service charges on deposit accounts and wealth management revenues. Service charges on deposit accounts increased $326 thousand, or 8.0%, to $4.4 million during third quarter 2015, compared to $4.1 million during second quarter 2015, primarily due to the implementation of revenue enhancement strategies.

Wealth management revenues increased $336 thousand, or 6.9%, to $5.2 million during third quarter 2015, as compared to $4.9 million during second quarter 2015. This increase was the result of the addition of new wealth management customers.

Non-Interest Expense. Non-interest expense increased $3.5 million, or 5.7%, to $65.5 million during third quarter 2015, as compared to $62.0 million during second quarter 2015.

During third quarter 2015, the Company recorded non-core expenses of $5.6 million, including $5.0 million of legal and settlement costs and $566 thousand of acquisition costs related to the Absarokee acquisition.

Salaries and wages expense decreased $633 thousand, or 2.4%, to $25.5 million during third quarter 2015, compared to $26.1 million during second quarter 2015, primarily due to lower incentive compensation accruals, which were partially offset by additional salaries and wages expense.

Employee benefits expense decreased $758 thousand, or 9.4%, to $7.3 million during third quarter 2015, as compared to $8.1 million during second quarter 2015, primarily due to reductions in deferred compensation plan returns and decreases in payroll taxes as employees meet compensation tax limits.

Other expenses decreased $705 thousand, or 4.2%, to $16.3 million during third quarter 2015, as compared to $17.0 million during second quarter 2015. During third quarter 2015, the Company recorded valuation write-downs aggregating $806 thousand related to two vacated bank buildings held for sale. These write-downs were partially offset by a decrease of $467 thousand in advertising expense due to timing of advertising campaigns and lower fraud losses, which declined $185 thousand during third quarter 2015, as compared to second quarter 2015. Second quarter 2015 other expenses included a one-time contract termination expense of $876 thousand related to a change in payment service provider.

BALANCE SHEET

Total assets increased $218 million, or 2.6%, to $8.6 billion as of September 30, 2015, from $8.4 billion as of June 30, 2015. Approximately $73 million of the increase was attributable to the Absarokee acquisition. The remaining increase was primarily due to the deployment of funds, which were generated primarily though organic deposit growth, into loans and interest bearing deposits in banks.

Total loans increased $73 million, or 1.4%, to $5.2 billion as of September 30, 2015, from $5.1 billion as of June 30, 2015. Approximately $38 million, or 50.4%, of this increase was attributable to the Absarokee acquisition. All major loan categories, except commercial loans, experienced organic growth.

Commercial real estate loans increased $47 million, or 2.7%, to $1,751 million as of September 30, 2015, from $1,704 million as of June 30, 2015. Approximately $12 million of the increase was attributable to the Absarokee acquisition. Management attributes the remaining organic growth in commercial real estate loans to continuing customer business expansion in the Company's market areas.

Construction real estate loans increased $16 million, or 4.0%, to $419 million as of September 30, 2015, from $403 million as of June 30, 2015, with approximately $1.2 million of the increase attributable to the Absarokee acquisition. The most notable growth occurred in residential construction loans, which grew $11 million, or 11.4%, to $112 million as of September 30, 2015, from $101 million as of June 30, 2015. Management attributes growth in residential construction loans to increased demand for housing in the Company's market areas.

Agricultural loans increased $12 million, or 8.6%, to $155 million as of September 30, 2015, from $143 million as of June 30, 2015. Approximately $7 million of the increase was attributable to Absarokee acquisition. The remaining organic growth in agricultural loans was primarily due to seasonal increases in credit lines.

Consumer loans grew $33 million or 4.1%, to $832 million as of September 30, 2015, from $799 million as of June 30, 2015, with approximately $3 million attributable to the Absarokee acquisition. Indirect consumer loans grew organically $27 million, or 4.5%, to $616 million as of September 30, 2015, from $589 million as of June 30, 2015, due to the combined impact of heightened consumer demand for recreational vehicles and increased dealer volume resulting from the Company's expansion efforts within its existing market areas.

Commercial loans decreased $40 million, or 4.9%, to $779 million as of September 30, 2015, from $819 million as of June 30, 2015. Exclusive of commercial loans acquired in the Absarokee acquisition, commercial loans decreased $45 million, or 5.4%, from June 30, 2015 to September 30, 2015, primarily due to the repayment of several loans due to business consolidations and seasonal pay-downs of existing credit lines.

Total deposits grew $231 million, or 3.4%, to $7.0 billion as of September 30, 2015, from $6.8 billion as of June 30, 2015. Exclusive of $64 million in deposits acquired in the Absarokee acquisition, total deposits returned to more normalized levels as of September 30, 2015, following a seasonal decline during second quarter 2015. As of September 30, 2015, the mix of total deposits was 26% non-interest bearing demand, 30% interest bearing demand, 27% savings and 17% time.

ASSET QUALITY

Non-performing assets declined $7 million, or 8.3%, to $78 million, or 0.90% of total assets, as of September 30, 2015, from $85 million, or 1.01% of total assets, as of June 30, 2015. Non-accrual loans decreased $5 million, or 6.3%, to $66 million as of September 30, 2015, from $71 million as of June 30, 2015, primarily due to the paydown of the loans of one commercial real estate borrower, the partial charge-off of the loans of one land development borrower and the upgrade of the loans of one commercial real estate borrower to accrual status.

OREO decreased $3.7 million, or 31.8%, to $8.0 million as of September 30, 2015, from $11.8 million as of June 30, 2015. During third quarter 2015, the Company recorded OREO additions of $984 thousand, wrote down the value of OREO properties by $73 thousand and sold OREO properties with carrying values of $4.7 million.

The Company recorded a provision for loan losses of $1.1 million during third quarter 2015, compared to $1.3 million during second quarter 2015. The lower provision for loan losses recorded during third quarter 2015, as compared to second quarter 2015, is reflective of the decline in non-performing and criticized loans combined with reductions in historical loss rates. The Company's allowance for loan losses as a percentage of period end loans declined slightly to 1.43% as of September 30, 2015, from 1.50% as of June 30, 2015, partially due to the acquisition of Absarokee loans, which were initially recorded at fair value with no carryover of the related allowance for loan losses.

STOCK REPURCHASE

Pursuant to a stock repurchase program approved by the Company's Board of Directors on January 22, 2015, the Company repurchased and retired 200,000 shares of it Class A common stock during third quarter 2015. These shares were purchased in open market transactions at an aggregate weighted average purchase price of $26.23 per share. On September 24, 2015, the Company's Board of Directors reauthorized the repurchase of up to one million shares of the Company's Class A common stock under the stock repurchase program.

Third Quarter 2015 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss third quarter 2015 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Tuesday, October 27, 2015. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on October 27, 2015 through 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) on November 26, 2015, by dialing 1-877-344-7529 (using conference ID 10073446). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 81 banking offices, including detached drive-up facilities, in 45 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: continuing or worsening business and economic conditions, adverse economic conditions affecting Montana, Wyoming and western South Dakota, credit losses, lending risk, adequacy of the allowance for loan losses, impairment of goodwill, changes in interest rates, access to low-cost funding sources, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, failure of technology, inability to meet liquidity requirements, failure to manage growth, competition, ineffective internal operational controls, environmental remediation and other costs, reliance on external vendors, litigation pertaining to fiduciary responsibilities, failure to effectively implement technology-driven products and services, soundness of other financial institutions, inability of our bank subsidiary to pay dividends, implementation of new lines of business or new product or service offerings, change in dividend policy, volatility of Class A common stock, decline in market price of Class A common stock, dilution as a result of future equity issuances, uninsured nature of any investment in Class A common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary
(Unaudited, $ in thousands, except per share data)

	2015			2014
INCOME STATEMENT SUMMARIES	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Net interest income	$66,330	$65,288	$64,325	$65,516	$65,082
Net interest income on a fully-taxable equivalent ("FTE") basis	67,400	66,399	65,381	66,585	66,129
Provision for loan losses	1,098	1,340	1,095	118	261
Non-interest income:
Other service charges, commissions and fees	11,095	11,173	9,867	11,429	10,458
Income from the origination and sale of loans	7,983	8,802	5,906	5,554	7,346
Wealth management revenues	5,233	4,897	4,937	4,775	5,157
Service charges on deposit accounts	4,379	4,053	3,944	4,432	4,331
Investment securities gains (losses), net	23	46	6	(19)	(8)
Other income	1,769	2,799	3,122	5,190	2,079
Total non-interest income	30,482	31,770	27,782	31,361	29,363
Non-interest expense:
Salaries and wages	25,460	26,093	25,349	23,717	25,914
Employee benefits	7,312	8,070	7,780	6,812	7,841
Occupancy, net	4,413	4,529	4,492	4,770	4,534
Furniture and equipment	3,849	3,703	3,793	4,120	3,338
Outsourced technology services	2,520	2,593	2,463	2,468	2,346
Other real estate owned income, net	(720)	(823)	(61)	(61)	(58)
Core deposit intangible amortization	842	855	854	855	688
Non-core expenses (income)	5,566	(7)	70	2,368	5,052
Other expenses	16,260	16,965	14,852	16,604	15,303
Total non-interest expense	65,502	61,978	59,592	61,653	64,958
Income before taxes	30,212	33,740	31,420	35,106	29,226
Income taxes	10,050	11,518	10,440	12,330	10,071
Net income	$20,162	$22,222	$20,980	$22,776	$19,155
Core net income**	$23,610	$22,189	$21,020	$24,260	$22,302
Core pre-tax, pre-provision net income**	$36,853	$35,027	$32,579	$37,611	$34,547

PER COMMON SHARE DATA
Net income - basic	$0.45	$0.49	$0.46	$0.50	$0.43
Net income - diluted	0.44	0.49	0.46	0.49	0.42
Core net income - diluted	0.52	0.49	0.46	0.53	0.49
Cash dividend paid	0.20	0.20	0.20	0.16	0.16
Book value at period end	20.70	20.32	20.13	19.85	19.40
Tangible book value at period end**	15.94	15.58	15.36	15.07	14.61

OUTSTANDING COMMON SHARES
At period-end	45,345,007	45,506,583	45,429,468	45,788,415	45,672,922
Weighted-average shares - basic	45,150,104	45,143,122	45,378,230	45,485,548	44,911,858
Weighted-average shares - diluted	45,578,978	45,606,686	45,840,191	46,037,344	45,460,288

SELECTED ANNUALIZED RATIOS
Return on average assets	0.94%	1.06%	1.00%	1.05%	0.93%
Core return on average assets**	1.10	1.06	1.00	1.12	1.09
Return on average common equity	8.60	9.68	9.38	10.09	8.55
Core return on average common equity**	10.07	9.66	9.40	10.75	9.96
Return on average tangible common equity**	11.20	12.65	12.35	13.34	11.17
Net FTE interest income to average earning assets	3.47	3.47	3.43	3.38	3.55
Core efficiency ratio**	61.12	63.14	63.04	59.71	62.07

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2015				2014
BALANCE SHEET SUMMARIES	Sept 30		Jun 30	Mar 31	Dec 31	Sept 30
Assets:
Cash and cash equivalents	$708,295		$506,434	$637,803	$798,670	$819,963
Investment securities	2,067,636		2,139,433	2,340,904	2,287,110	2,169,774
Loans held for investment:
Commercial real estate	1,750,797		1,704,073	1,670,829	1,639,422	1,686,509
Construction real estate	419,260		403,228	406,305	418,269	367,420
Residential real estate	1,020,445		999,038	997,123	999,903	957,282
Agricultural real estate	163,116		158,506	156,734	167,659	158,940
Consumer	831,961		799,126	768,462	762,471	745,482
Commercial	778,648		819,119	754,149	740,073	736,908
Agricultural	154,855		142,629	117,569	124,859	136,587
Other	1,712		2,905	377	3,959	2,316
Mortgage loans held for sale	55,686		75,322	55,758	40,828	62,938
Total loans	5,176,480		5,103,946	4,927,306	4,897,443	4,854,382
Less allowance for loan losses	74,256		76,552	75,336	74,200	74,231
Net loans	5,102,224		5,027,394	4,851,970	4,823,243	4,780,151
Premises and equipment, net	190,386		189,488	192,748	195,212	207,181
Goodwill and intangible assets (excluding mortgage servicing rights)	215,843		215,958	216,815	218,870	218,799
Company owned life insurance	185,990		177,625	154,741	153,821	152,761
Other real estate owned, net	8,031		11,773	15,134	13,554	18,496
Mortgage servicing rights, net	15,336		14,654	14,093	14,038	13,894
Other assets	110,789		103,459	104,334	105,418	100,333
Total assets	$8,604,530		$8,386,218	$8,528,542	$8,609,936	$8,481,352

Liabilities and stockholders' equity:
Deposits:
Non-interest bearing	$1,832,535		$1,757,641	$1,757,664	$1,791,364	$1,637,151
Interest bearing	5,203,259		5,046,760	5,210,495	5,214,848	5,322,348
Total deposits	7,035,794		6,804,401	6,968,159	7,006,212	6,959,499
Securities sold under repurchase agreements	437,533		469,145	462,073	502,250	432,478
Accounts payable, accrued expenses and other liabilities	67,062		62,272	58,335	72,006	63,713
Long-term debt	43,089		43,068	43,048	38,067	36,882
Subordinated debentures held by subsidiary trusts	82,477		82,477	82,477	82,477	102,916
Total liabilities	7,665,955		7,461,363	7,614,092	7,701,012	7,595,488
Stockholders' equity:
Common stock	309,167		313,125	310,544	323,596	321,132
Retained earnings	623,967		612,875	599,727	587,862	572,362
Accumulated other comprehensive income (loss)	5,441		(1,145)	4,179	(2,534)	(7,630)
Total stockholders' equity	938,575		924,855	914,450	908,924	885,864
Total liabilities and stockholders' equity	$8,604,530		$8,386,218	$8,528,542	$8,609,936	$8,481,352

CONSOLIDATED CAPITAL RATIOS
Total risk-based capital	15.25%	*	15.37%	15.43%	16.15%	16.34%
Tier 1 risk-based capital	13.80	*	13.88	13.94	14.52	14.71
Tier 1 common capital to total risk-weighted assets	12.49	*	12.55	12.58	13.08	12.89
Leverage Ratio	10.13	*	10.11	9.73	9.61	10.42
Tangible common stockholders' equity to tangible assets**	8.62		8.68	8.39	8.22	8.07

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2015			2014
ASSET QUALITY	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
Allowance for loan losses	$74,256	$76,552	$75,336	$74,200	$74,231
As a percentage of period-end loans	1.43%	1.50%	1.53%	1.52%	1.53%

Net charge-offs (recoveries) during quarter	$3,394	$124	$(41)	$149	$4,296
Annualized as a percentage of average loans	0.26%	0.01%	—%	0.01%	0.36%

Non-performing assets:
Non-accrual loans	$66,359	$70,848	$73,941	$62,182	$71,915
Accruing loans past due 90 days or more	3,357	2,153	5,175	2,576	1,348
Total non-performing loans	69,716	73,001	79,116	64,758	73,263
Other real estate owned	8,031	11,773	15,134	13,554	18,496
Total non-performing assets	77,747	84,774	94,250	78,312	91,759
As a percentage of:
Total loans and OREO	1.50%	1.66%	1.91%	1.59%	1.88%
Total assets	0.90%	1.01%	1.11%	0.91%	1.08%

ASSET QUALITY TRENDS	Provision for Loan Losses	Net Charge-offs (Recoveries)	Allowance for Loan Losses	Accruing Loans 30-89 Days Past Due	Accruing TDRs	Non-Performing Loans	Non-Performing Assets
Q3 2012	$9,500	$13,288	$99,006	$48,277	$35,428	$127,270	$167,241
Q4 2012	8,000	6,495	100,511	34,602	31,932	110,076	142,647
Q1 2013	500	3,107	97,904	41,924	35,787	100,535	133,005
Q2 2013	375	(249)	98,528	39,408	23,406	105,471	128,253
Q3 2013	(3,000)	2,538	92,990	39,414	21,939	96,203	114,740
Q4 2013	(4,000)	3,651	85,339	26,944	21,780	96,671	112,175
Q1 2014	(5,000)	(1,032)	81,371	41,034	19,687	89,778	106,372
Q2 2014	(2,001)	1,104	78,266	24,250	23,531	80,660	97,085
Q3 2014	261	4,296	74,231	38,400	20,956	73,263	91,759
Q4 2014	118	149	74,200	28,848	20,952	64,758	78,312
Q1 2015	1,095	(41)	75,336	40,744	16,070	79,116	94,250
Q2 2015	1,340	124	76,552	31,178	15,127	73,001	84,774
Q3 2015	1,098	3,394	74,256	38,793	16,702	69,716	77,747

CRITICIZED LOANS	Special Mention	Substandard	Doubtful	Total
Q3 2012	$223,306	$229,826	$66,179	$519,311
Q4 2012	209,933	215,188	42,459	467,580
Q1 2013	197,645	197,095	43,825	438,565
Q2 2013	192,390	161,786	52,266	406,442
Q3 2013	180,850	168,278	42,415	391,543
Q4 2013	159,081	154,100	45,308	358,489
Q1 2014	174,834	161,103	31,672	367,609
Q2 2014	160,271	155,744	29,115	345,130
Q3 2014	156,469	156,123	39,450	352,042
Q4 2014	154,084	163,675	34,854	352,613
Q1 2015	140,492	156,887	37,476	334,855
Q2 2015	155,707	159,899	31,701	347,307
Q3 2015	155,157	163,846	24,547	343,550

*Preliminary estimate - may be subject to change.
**See Non-GAAP Financial Measures included herein for a discussion regarding core net income, pre-tax, pre-provision net income, tangible book value per common share, core return on average assets, core return on average common equity, return on average tangible common equity, tangible common stockholders' equity to tangible assets and core efficiency ratio.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$5,141,484	$62,577	4.83%	$4,991,416	$60,911	4.89%	$4,751,928	$61,445	5.13%
Investment securities (2)	2,097,835	8,927	1.69	2,319,636	9,642	1.67	2,094,449	8,953	1.70
Interest bearing deposits in banks	471,682	342	0.29	369,345	271	0.29	548,794	374	0.27
Federal funds sold	2,876	4	0.55	3,168	5	0.63	1,909	3	0.62
Total interest earnings assets	7,713,877	71,850	3.70	7,683,565	70,829	3.70	7,397,080	70,775	3.80
Non-earning assets	781,559			743,545			753,324
Total assets	$8,495,436			$8,427,110			$8,150,404
Interest bearing liabilities:
Demand deposits	$2,086,112	$528	0.10%	$2,086,443	$524	0.10%	$2,100,931	$532	0.10%
Savings deposits	1,924,612	645	0.13	1,874,508	624	0.13	1,751,595	616	0.14
Time deposits	1,150,223	2,068	0.71	1,175,753	2,091	0.71	1,217,023	2,339	0.76
Repurchase agreements	433,007	55	0.05	448,810	53	0.05	439,739	52	0.05
Other borrowed funds	6	—	—	7	—	—	1,781	27	6.01
Long-term debt	43,200	544	5.00	43,039	538	5.01	36,886	482	5.18
Subordinated debentures held by subsidiary trusts	82,477	610	2.93	82,477	600	2.92	89,142	598	2.66
Total interest bearing liabilities	5,719,637	4,450	0.31	5,711,037	4,430	0.31	5,637,097	4,646	0.33
Non-interest bearing deposits	1,787,419			1,739,329			1,570,121
Other non-interest bearing liabilities	58,623			55,515			54,722
Stockholders’ equity	929,757			921,229			888,464
Total liabilities and stockholders’ equity	$8,495,436			$8,427,110			$8,150,404
Net FTE interest income		67,400			66,399			66,129
Less FTE adjustments (2)		(1,070)			(1,111)			(1,047)
Net interest income from consolidated statements of income		$66,330			$65,288			$65,082
Interest rate spread			3.39%			3.39%			3.47%
Net FTE interest margin (3)			3.47%			3.47%			3.55%
Cost of funds, including non-interest bearing demand deposits (4)			0.24%			0.24%			0.26%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Nine Months Ended
	September 30, 2015			September 30, 2014
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$5,010,251	$183,305	4.89%	$4,512,726	$171,656	5.09%
Investment securities (2)	2,236,581	28,209	1.69	2,098,125	27,341	1.74
Interest bearing deposits in banks	462,262	1,002	0.29	425,489	830	0.26
Federal funds sold	2,412	11	0.61	1,658	7	0.56
Total interest earnings assets	7,711,506	212,527	3.68	7,037,998	199,834	3.80
Non-earning assets	759,169			695,924
Total assets	$8,470,675			$7,733,922
Interest bearing liabilities:
Demand deposits	$2,087,241	$1,558	0.10%	$1,940,007	$1,556	0.11%
Savings deposits	1,894,132	1,897	0.13	1,681,782	1,810	0.14
Time deposits	1,181,931	6,334	0.72	1,179,735	6,872	0.78
Repurchase agreements	453,610	162	0.05	444,952	181	0.05
Other borrowed funds	5	—	—	475	27	7.60
Long-term debt	41,469	1,596	5.15	36,897	1,431	5.19
Subordinated debentures held by subsidiary trusts	82,477	1,800	2.92	84,723	1,778	2.81
Total interest bearing liabilities	5,740,865	13,347	0.31	5,368,571	13,655	0.34
Non-interest bearing deposits	1,750,152			1,473,003		.
Other non-interest bearing liabilities	60,149			49,879
Stockholders’ equity	919,509			842,469
Total liabilities and stockholders’ equity	$8,470,675			$7,733,922
Net FTE interest income		199,180			186,179
Less FTE adjustments (2)		(3,237)			(3,234)
Net interest income from consolidated statements of income		$195,943			$182,945
Interest rate spread			3.37%			3.46%
Net FTE interest margin (3)			3.45%			3.54%
Cost of funds, including non-interest bearing demand deposits (4)			0.24%			0.27%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains certain non-GAAP financial measures that management uses to provide supplemental perspectives on capital adequacy, operating results, performance trends and financial condition. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of the Company's capitalization to other companies.

The Company also adjusts earnings and certain performance ratios to exclude certain non-core revenues and expenses, including investment securities net gains or losses, acquisition expenses consisting primarily of travel expenses and professional fees, and nonrecurring litigation expenses. Management believes these non-GAAP financial measures are useful to investors in evaluating operating trends by excluding amounts which the Company views as unrelated to its normalized operations. These non-core income and expense adjustments may be presented before or net of estimated income tax expense.

In addition, the Company adjusts net income to exclude income tax expense and provision for loan losses. Management believes this non-GAAP financial measure is useful to investors in evaluating operating trends by excluding pre-tax amounts which the Company views as fluctuating widely based on economic conditions.

The following table reconciles the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.

(Unaudited, $ in thousands, except share and per share data)

		2015			2014
As Of or For the Quarter Ended		Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
Net income		$20,162	$22,222	$20,980	$22,776	$19,155
Add back: income tax expense		10,050	11,518	10,440	12,330	10,071
Add back: provision for loan losses		1,098	1,340	1,095	118	261
Pre-tax, pre-provision net income		$31,310	$35,080	$32,515	$35,224	$29,487

Net income		$20,162	$22,222	$20,980	$22,776	$19,155
Adj: investment securities (gains) losses, net		(23)	(46)	(6)	19	8
Plus: acquisition & nonrecurring litigation expenses		5,566	(7)	70	2,368	5,052
Adj: income taxes		(2,095)	20	(24)	(903)	(1,913)
Total core net income	(A)	23,610	22,189	21,020	24,260	22,302

Net income		$20,162	$22,222	$20,980	$22,776	$19,155
Add back: income tax expense		10,050	11,518	10,440	12,330	10,071
Add back: provision for loan losses		1,098	1,340	1,095	118	261
Adj: investment securities (gains) losses, net		(23)	(46)	(6)	19	8
Plus: acquisition & nonrecurring litigation expenses		5,566	(7)	70	2,368	5,052
Core pre-tax, pre-provision net income		$36,853	$35,027	$32,579	$37,611	$34,547

		2015			2014
As Of or For the Quarter Ended		Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
Total non-interest income		$30,482	$31,770	$27,782	$31,361	$29,363
Adj: investment securities (gains) losses, net		(23)	(46)	(6)	19	8
Total core non-interest income		30,459	31,724	27,776	31,380	29,371
Net interest income		66,330	65,288	64,325	65,516	65,082
Total core revenue	(B)	$96,789	$97,012	$92,101	$96,896	$94,453

Total non-interest expense		$65,502	$61,978	$59,592	$61,653	$64,958
Less: acquisition & nonrecurring litigation expenses		(5,566)	7	(70)	(2,368)	(5,052)
Core non-interest expense	(C)	$59,936	$61,985	$59,522	$59,285	$59,906

Total quarterly average stockholders' equity	(D)	$929,757	$921,229	$907,293	$895,605	$888,464
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(215,829)	(216,457)	(218,511)	(218,407)	(208,346)
Average tangible common stockholders' equity	(E)	$713,928	$704,772	$688,782	$677,198	$680,118

Total stockholders' equity, period-end		$938,575	$924,855	$914,450	$908,924	$885,864
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(215,843)	(215,958)	(216,815)	(218,870)	(218,799)
Total tangible common stockholders' equity	(F)	$722,732	$708,897	$697,635	$690,054	$667,065

Total assets		$8,604,530	$8,386,218	$8,528,542	8,609,936	8,481,352
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(215,843)	(215,958)	(216,815)	(218,870)	(218,799)
Tangible assets	(G)	$8,388,687	$8,170,260	$8,311,727	$8,391,066	$8,262,553

Total quarterly average assets	(H)	$8,495,436	$8,427,110	$8,489,413	$8,586,418	$8,150,404

Total common shares outstanding, period end	(I)	45,345,007	45,506,583	45,429,468	45,788,415	45,672,922
Weighted-average common shares - diluted	(J)	45,578,978	45,606,686	45,840,191	46,037,344	45,460,288

Core earnings per share, diluted	(A/J)	$0.52	$0.49	$0.46	$0.53	$0.49
Tangible book value per share, period-end	(F/I)	15.94	15.58	15.36	15.07	14.61

Annualized net income	(K)	$79,991	$89,132	$85,086	$90,361	$75,995
Annualized core net income	(L)	93,670	89,000	85,248	96,249	88,481

Core return on average assets	(L/H)	1.10%	1.06%	1.00%	1.12%	1.09%
Core return on average common equity	(L/D)	10.07	9.66	9.40	10.75	9.96
Return on average tangible common equity	(K/E)	11.20	12.65	12.35	13.34	11.17
Tangible common stockholders' equity to tangible assets	(F/G)	8.62	8.68	8.39	8.22	8.07

Core non-interest expense	(C)	$59,936	$61,985	$59,522	$59,285	$59,906
Less: amortization of core deposit intangible		(842)	(855)	(854)	(855)	(688)
Adj: OREO (expense) income		720	823	61	61	58
Non-interest expense for core efficiency ratio	(M)	$59,814	$61,953	$58,729	$58,491	$59,276

Total core revenue	(B)	$96,789	$97,012	$92,101	$96,896	$94,453
Add: FTE adjustments		1,070	1,111	1,056	1,069	1,047
Total core revenue for core efficiency ratio	(N)	$97,859	$98,123	$93,157	$97,965	$95,500

Core efficiency ratio	(M/N)	61.12%	63.14%	63.04%	59.71%	62.07%